Exhibit 99.1

[TRIMERIS LOGO HERE]	[ROCHE LOGO HERE]

Contact:	Heather Van Ness
Roche
Phone: (973) 562-2203

Contact:	Robin Fastenau
Trimeris, Inc.
Phone: (919) 419-6050

Contact:	Mike Nelson
Manning Selvage & Lee
Phone: (212) 213-7620

Marketing Authorization Application Submitted In European Union For Fuzeon™, First HIV Fusion Inhibitor Under Review

—EU Filing Submitted Just Days After U.S. Filing—

NUTLEY, NJ and DURHAM, NC (September 20, 2002)—Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced the submission of a Marketing Authorization Application to the European Union (EU) for FUZEON™ (enfuvirtide), formerly known as T-20, for HIV-1 infection in combination with other antiretroviral agents. This announcement comes just days after the companies announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for approval to market FUZEON in the United States. In parallel with the two filings, Roche and Trimeris confirmed the successful completion of a major milestone at the Roche Colorado manufacturing facility—validation of the first three commercial batches of active ingredient for FUZEON.

FUZEON is the frontrunner in a new class of anti-HIV drugs called “fusion inhibitors.” Unlike existing anti-HIV drugs that work inside the cell, FUZEON has a unique mechanism of action and is designed to block HIV before entering the human immune cell. Consequently, FUZEON is active against HIV that is resistant to the currently available classes of anti-HIV drugs.

The EU and U.S. submissions for FUZEON are based on 24-week data from two large, international Phase III trials, which indicate that patients on FUZEON plus an individualized background regimen of other antiretroviral drugs were twice as likely to achieve undetectable levels of HIV in the blood as compared to patients who received an individualized background regimen alone. FUZEON also provided a significant increase in immune cells at 24 weeks.

Manufacturing Progress

FUZEON is one of the most challenging molecules ever chemically manufactured on such a large scale by the pharmaceutical industry. It takes 106 manufacturing steps to produce the active drug substance alone, which is around ten times more than that of a protease inhibitor. To coincide with the fast-paced clinical development program, the Roche Colorado manufacturing plant has been working 24 hours a day, seven days a week in the commercial scale-up of FUZEON. As a result, Roche and Trimeris have successfully completed the next major manufacturing milestone—validation of the first three commercial batches of active ingredient for FUZEON. In addition, continued investments are being made in the ongoing development of the manufacturing facility.

More About FUZEON

FUZEON, a fusion inhibitor, is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In clinical studies, 98 percent of patients had at least one local injection site reaction; however, these reactions were seldom treatment limiting, with only three percent of patients discontinuing treatment with FUZEON.

The absolute difference in the most common adverse events seen between FUZEON plus an individualized background regimen of antiretroviral drugs and individualized background regimen alone was less than five percent. The events most frequently reported in patients receiving FUZEON plus an individualized background regimen were, headache, peripheral neuropathy, dizziness (excluding vertigo), insomnia, depression, appetite decrease, asthenia, myalgia, constipation and pancreatitis. All these events were seen more frequently in patients receiving FUZEON plus an individualized background regimen than in patients who received treatment without FUZEON. The majority of adverse events were of mild or moderate intensity.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals, diagnostics and vitamins. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris is a development stage, biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. Trimeris’ lead product candidate, FUZEON, which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase III clinical trials and has received fast track designation from the FDA. Trimeris’ second fusion inhibitor product candidate, T-1249, which also inhibits HIV fusion, has received fast track designation from the FDA and is in Phase I/II clinical testing. For more information on Trimeris, Inc., visit the company’s website at www.trimeris.com

Trimeris Safe Harbor Statement

Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris’ previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause of contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section included in Trimeris’ Form S-3 filed with the Securities and Exchange Commission on August 23, 2002.

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